Exhibit 99

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated February 25, 2005, with respect to the consolidated financial statements, condensed consolidating financial information and schedule of ConocoPhillips, ConocoPhillips management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ConocoPhillips, included in the Annual Report (Form 10-K) for the year ended December 31, 2004, in the following registration statements and related prospectus.

ConocoPhillips Form S-3	File No. 333-101187

ConocoPhillips Form S-8	File No. 333-98681

ConocoPhillips Form S-8	File No. 333-116216

/s/ Ernst & Young LLP

Houston, Texas
May 4, 2005